Exhibit 99.1

BIOSCRIP REPORTS 2011 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Elmsford, NY – March 9, 2012 – BioScrip, Inc. (Nasdaq: BIOS) today announced 2011 fourth quarter and year-end financial results.  Fourth quarter revenue was $483.3 million and net income was $6.7 million, or $0.12 per share.  Adjusted EBITDA for the fourth quarter was $19.8 million.  For the year ended December 31, 2011, revenue was $1.8 billion and net income was $7.9 million, or $0.14 per share.  Adjusted EBITDA for the year ended December 31, 2011 was $73.5 million.

Fourth Quarter Highlights

•	Revenue increased $32.9 million or 7.3% compared to prior year;
•	Gross profit was $81.8 million or 16.9% of revenue, compared to $72.6 million or 16.1% of revenue in the prior year;
•	Adjusted EBITDA generated by the segments before allocation of corporate expenses was $27.2 million, compared to $21.4 million last year;
•	Adjusted EBITDA was $19.8 million, compared to $10.0 million in the prior year;
•	Net income was $6.7 million or $0.12 per diluted share, compared to prior year net loss of $67.1 million or $1.25 per share.

“We are pleased with our fourth quarter results driven by solid organic growth and significant momentum in our key businesses.  Infusion revenue was strong on both a sequential and year-over-year basis driven by the depth of our managed care contracts, growing patient census, and the focused and productive efforts of our sales team and regional management who continue to focus on our targeted therapies,” said Rick Smith, President and Chief Executive Officer of BioScrip.

“With the pending sale of our community specialty pharmacies and centralized specialty and mail service pharmacy businesses, we are positioning BioScrip as a leaner company focused on those areas where we have key strengths, in-market awareness and offer distinct competitive advantages. This includes leveraging our geographic reach, building upon our reputation for clinical excellence, deepening our relationships with national and local managed care customers and strategically expanding our national infusion service footprint both organically and through tuck-in acquisitions. As we move through 2012, we will continue to take action to further rationalize corporate overhead, improve operating performance and profitability, and maximize overall operating cash flow generation,” concluded Smith.

Results of Operations

Fourth Quarter 2011 versus Fourth Quarter 2010

Revenue for the fourth quarter of 2011 totaled $483.3 million, compared to $450.4 million for the same period a year ago, an increase of $32.9 million or 7.3%.  Infusion/Home Health Services revenue for the fourth quarter of 2011 was $121.6 million compared to $112.6 million in the prior year, an increase of $9.1 million or 8.0%. Pharmacy Services revenue for the fourth quarter of 2011 was $361.7 million, compared to $337.8 million for the prior year period, an increase of $23.9 million or 7.1%.

Consolidated gross profit for the fourth quarter of 2011 was $81.8 million, or 16.9% of revenue, compared to $72.6 million, or 16.1% of revenue, for the fourth quarter of 2010.

Fourth quarter 2011 operating income was $14.6 million, compared to an operating loss of $3.6 million for the fourth quarter of 2010.

During the fourth quarter of 2011, BioScrip generated $27.2 million of segment Adjusted EBITDA, or 5.6% of total revenue, compared to $21.4 million, or 4.7% of total revenue in the prior year.  The Infusion/Home Health segment generated $12.3 million of Adjusted EBITDA, or 10.1% of segment revenue.  This compares to $11.8 million, or 10.4% of segment revenue in the prior year. The Pharmacy Services segment generated $14.9 million of segment Adjusted EBITDA, or 4.1% of segment revenue.  This compares to $9.6 million, or 2.8% of segment revenue in the prior year.

On a consolidated basis, BioScrip reported $19.8 million of Adjusted EBITDA during the fourth quarter of 2011, or 4.1% of total revenue, compared to $10.0 million, or 2.2% of total revenue, in the prior year.

Interest expense in the fourth quarter of 2011 was $6.8 million, compared to $8.1 million in the prior year.

Net income for the fourth quarter of 2011 was $6.7 million, or $0.12 per share, compared to a net loss of $67.1 million, or $1.25 per share, in the prior year.

Full Year 2011 versus Full Year 2010

Revenue for the year ended December 31, 2011, was $1.8 billion compared to $1.6 billion for the comparable prior year period.  Infusion/Home Health Services segment revenue for the year ended December 31, 2011, was $451.0 million, compared to $377.2 million for the prior year, an increase of $73.8 million, or 19.6%.  This increase was largely a result of incremental revenue from the Critical Homecare Solutions, Inc. (“CHS”) business, which was acquired March 25, 2010.  Excluding the incremental first quarter revenue associated with the acquired CHS business, BioScrip’s Infusion/Home Health Services segment revenue increased $10.5 million, or 2.8% over the prior year as a result of overall volume growth.

Pharmacy Services segment revenue for the year ended December 31, 2011, was $1.4 billion compared to revenue of $1.3 billion for the prior year period, an increase of $105.6 million, or 8.4%.  Pharmacy Services revenue increased due to volume from new managed care contracts, growth in the oncology, rheumatoid arthritis and multiple sclerosis therapies, industry-wide drug inflation and an increase in discount cash card programs sales.

Consolidated gross profit for the year ended December 31, 2011, was $312.3 million compared to $260.4 million for the same period a year ago, an increase of $51.9 million, or 19.9%.  Consolidated gross profit as a percentage of revenue for the year ended December 31, 2011 increased to 17.2%, compared to 15.9% for the same period in 2010.  The increase in gross profit and in gross profit as a percentage from 2010 to 2011 was primarily the result of the acquisition of CHS, which favorably impacted gross margin rates, and growth in discount cash card program volumes.

For the year ended December 31, 2011, BioScrip generated $103.4 million of segment Adjusted EBITDA, or 5.7% of total revenue, compared to $84.2 million, or 5.1% of total revenue, for the prior year period.  The Infusion/Home Health segment generated $45.4 million of segment Adjusted EBITDA, or 10.1% of segment revenue, compared to $43.5 million, or 11.5% of segment revenue, in the prior year. The Pharmacy Services segment generated $58.0 million of segment Adjusted EBITDA, or 4.2% of segment revenue, compared to $40.7 million, or 3.2% of segment revenue, in the prior period.

On a consolidated basis, BioScrip reported $73.5 million of Adjusted EBITDA for the year ended December 31, 2011, or 4.0% of total revenue, compared to $49.2 million, or 3.0% of total revenue, in the prior year.

Interest expense for the year ended December 31, 2011, was $28.3 million, compared to $27.6 million for the same period in 2010.  The increase in interest expense was related to a full year of interest on the debt instruments primarily used to finance the CHS acquisition.

Income tax expense for the year ended December 31, 2011, was $1.3 million on a pre-tax net income of $9.2 million and consisted primarily of state income taxes and a deferred tax provision associated with tax deductible goodwill. Our income tax expense was $47.7 million for the year ended December 31, 2010, on a pre-tax net loss of $21.4 million.  Income tax expense in 2010 includes the establishment of a $54.0 million valuation allowance recorded against deferred tax assets.

Net income for the year ended December 31, 2011, was $7.9 million, or $0.14 per share.  This compares to a net loss of $69.1 million, or $1.37 per share for the same period in 2010.

Liquidity and Capital Resources

For the year ended December 31, 2011, BioScrip generated $27.0 million in net cash from operating activities compared to $21.4 million used in operating activities during the year ended December 31, 2010, an increase of $48.4 million. This was due to a decrease in working capital requirements of $23.1 million and an increase of $25.3 million in net income adjusted for non-cash items, primarily such as depreciation and amortization, deferred income taxes and in 2010 the loss on early extinguishment of debt.

Conference Call

BioScrip will host a conference call to discuss its fourth quarter 2011financial results on March 9, 2012 at 8:30 a.m. Eastern Time.  Interested parties may participate in the conference call by dialing 800-707-7427 (US), or 303-223-2680 (International), 5-10 minutes prior to the start of the call.  A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21579469.  An audio webcast and archive will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home health services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications and home health services. Our services are designed to improve clinical outcomes with chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements – Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors.  Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Reconciliation to Non-GAAP Financial Measures

EBITDA or earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA, which excludes loss on extinguishment of debt, stock-based compensation expense, acquisition, integration, severance and other employee costs, bad debt relating to CAP contract termination and legal settlement costs, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

Contacts:

Lisa Wilson
In-Site Communications, Inc.
917-543-9932

Meaghan Repko or Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449